Exhibit 99.1

Acceleron Pharma Reports First Quarter 2014 Financial Results

Positive clinical data from all three phase 2 programs to be presented at ASCO and EHA meetings

Follow-on offering solidifies financial position and provides funding into second half of 2017

Cambridge, Mass. — May 15, 2014 (Business Wire) — Acceleron Pharma Inc. (NASDAQ: XLRN), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases, today provided a corporate update and reported financial results for the first quarter ended March 31, 2014.

“We are building great momentum across the entire pipeline as all three phase 2 programs have generated encouraging clinical data, much of which will be presented over the upcoming weeks at major medical conferences,” said John Knopf, Ph.D., Chief Executive Officer of Acceleron.  “We are excited by the dalantercept data in renal cell carcinoma that we announced last night and will be presented at the American Society of Clinical Oncology meeting.  Additionally, we look forward to sharing new data from the sotatercept and ACE-536 clinical trials in patients with beta-thalassemia and myelodysplastic syndromes at the European Hematology Association annual meeting in June.”

Recent Highlights and Current Updates

Clinical Development Programs

•                  Encouraging interim data from phase 2 study of dalantercept in renal cell carcinoma (RCC) announced — In these advanced, second through fourth line, RCC patients, the objective response rate was 25% (5 of the 20 evaluable patients) and an additional 10 patients (50%) achieved stable disease according to RECIST v1.1 criteria.  By comparison, in the axitinib AXIS Phase 3 study in second line patients who progressed after receiving sunitinib, the objective response rate was 11.3%.  Based on these data, Acceleron has selected the dalantercept dose level from the first part of this study that will now be used in the randomized, placebo-controlled stage of the clinical trial.

•                  Early signs of activity from phase 2a study of sotatercept in end-stage renal disease patients — An interim analysis presented at the National Kidney Foundation Spring Clinical Meeting indicated that sotatercept produces dose dependent increases in hemoglobin in end-stage renal disease patients on hemodialysis.

•                  Initial interim data from phase 2 study of ACE-536 in beta-thalassemia patients — Interim data from the first three dose levels in the ongoing phase 2 study demonstrated dose dependent increases in hemoglobin in non-transfusion dependent patients.

•                  Multiple sotatercept and ACE-536 phase 2 clinical trials making excellent progress — Enrollment is progressing on schedule with the ongoing phase 2 clinical trials in beta-thalassemia, myelodysplastic syndromes (MDS) and end-stage renal disease.

•                  Orphan designation received for sotatercept for treatment of patients with MDS —The FDA has granted orphan designation for sotatercept for the treatment of patients with MDS.   Collectively, FDA orphan designation has now been granted for both sotatercept and ACE-536 for both MDS and beta-thalassemia.

•                  Seven papers published this year — The Company’s highly productive R&D efforts have generated a significant amount of clinical and nonclinical data that were published in several highly respected scientific and medical journals

•                  Two papers in the journal Nature Medicine provide the rationale for sotatercept and ACE-536 as potential novel therapies to correct anemia, including EPO-resistant anemias, in diseases such as beta-thalassemia and MDS

•                  One paper in the American Journal of Hematology on the phase 1 results for ACE-536

•                  One paper in Clinical Cancer Research on the phase 1 results for dalantercept

•                  One paper in Blood on the effects of ACE-536 in a mouse model of beta-thalassemia

•                  Two papers in the British Journal of Hematology on clinical and nonclinical sotatercept data

Other business highlights

•                  Follow-on offering completed — On January 28, 2014, Acceleron closed a follow-on offering of 2,760,000 shares of common stock.  The aggregate net proceeds to the Company, after underwriting discounts and commissions and other estimated offering expenses, were approximately $129.0 million.  The Company expects it has sufficient capital to fund the Company into the second half of 2017.

•                  Celgene acquires shares from venture investors — On May 5, 2014, and pursuant to stock purchase agreements entered into on April 2, 2014, Celgene Corporation completed its purchase of a total of 1,100,000 shares of Common Stock from five current Company stockholders for an aggregate purchase price of $47,146,000.  Following this purchase, Celgene beneficially owned approximately 14.6% of the then outstanding shares of Common Stock.

Upcoming Milestones

•                  Interim data from dalantercept phase 2 clinical trials at ASCO — Acceleron will present interim data at the annual meeting of the American Society of Clinical Oncology (ASCO) in late May and early June from clinical trials in renal cell carcinoma,  head and neck cancer and endometrial cancer.

•                  Initiation of the randomized, placebo-controlled stage of the dalantercept RCC study — Acceleron expects in late May or early June to begin part 2 of the RCC clinical trial which will be a randomized, placebo-controlled study of dalantercept in combination with axitinib versus placebo plus axitinib. The primary endpoint of part 2 of the trial will be progression-free survival.

•                  Initiation of a phase 1b study of dalantercept in liver cancer — Acceleron expects in the second quarter of 2014 to begin a phase 1b study of dalantercept in combination with sorafenib in patients with hepatocellular carcinoma.

•                  Interim data from the dose escalation stages of the sotatercept and ACE-536 clinical trials in beta-thalassemia and MDS — Acceleron and Celgene submitted three abstracts on the phase 2 clinical trials for sotatercept and ACE-536 and all three were selected for oral presentations at the annual meeting of the European Hematology Association (EHA) in June.

•      Sotatercept interim data from the phase 2 clinical trial in patients with beta-thalassemia

•      ACE-536 interim data from the phase 2 clinical trial in patients with beta-thalassemia

•      ACE-536 interim data from the phase 2 clinical trial in patients with MDS

•                  New nonclinical ACE-536 data in sickle cell disease to be presented at the EHA — Nonclinical data in a mouse model of sickle cell disease will be presented at EHA demonstrating that ACE-536 can decrease several hallmarks of the disease including reactive oxygen species, bilirubin levels due to hemolysis, expression of phosphatidylserine on the surface of red blood cells that cause increased adherence to blood vessels, and a several-fold decrease in the overall number of sickled red blood cells.

•                  Initiation of a phase 1 clinical trial with ACE-083 — Acceleron is conducting development activities in preparation for the submission of an Investigational New Drug (IND) application for its clinical candidate ACE-083, a locally acting protein therapeutic designed to increase muscle mass and strength.  Acceleron plans to initiate a phase 1 clinical trial in the second half of 2014.

Financial Results

•                  Cash Position — Cash and cash equivalents as of March 31, 2014 were $214.1 million, compared to $113.2 million at December 31, 2013. The cash increase was primarily driven by total net proceeds of $129.0 million from Acceleron’s follow-on public offering on January 28, 2014, less $16.0 million of cash used to extinguish the Company’s venture debt line on March 12, 2014. Acceleron expects that its cash and cash equivalents balance as of March 31, 2014, will be sufficient to fund the Company’s operations into the second half of 2017.

•                  Revenue - Collaboration revenue was $3.3 million for the first quarter of 2014 compared to $15.0 million for the comparable periods in 2013. The decrease for the first quarter of 2014 compared to the comparable period in 2013 was primarily driven by the $10.0 million milestone payment received from Celgene for the Company’s initiation of a phase 2 clinical trial of ACE-536 in January 2013.

•                  R&D Expenses — Research and development expenses were $11.8 million for the first quarter of 2014, compared to $8.8 million for the same period in 2013. This $3.0 million increase was primarily due to an increase in program-related development expenses.

•                  G&A Expenses — General and administrative expenses were $3.8 million for the first quarter of 2014, compared to $3.1 million for the same period in 2013.

•                  Net Loss — Net loss was $9.1 million for the first quarter of 2014, compared to net income of $1.6 million for the comparable periods in 2013. The first quarter of 2014 results were affected by a gain of $4.0 million associated with marking to market warrants to purchase of common stock, which are treated as liabilities, as a result of the value of the warrants declining between December 31, 2013 and March 31, 2014 primarily due to the change in the Company’s common stock price during that period.  The first quarter 2013 net income of $1.6 million resulted primarily from the $10.0 million milestone earned by the Company during that quarter.

Conference Call, Webcast and Prepared Statement Information

The company will host a conference call and live audio webcast to report its first quarter financial results for 2014 and provide a corporate update on May 15, 2014, at 8:30 AM EDT.  To participate by teleconference, please dial 877- 312-5848 (domestic) or 253-237-1155 (international) and refer to the “Acceleron Q1 Earnings Call.”  To access the live webcast and read the Company’s prepared statement for this earnings call, please select “Events & Presentations” in the Investors & Media section on the Company’s website (www.acceleronpharma.com).  To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be archived on the Company’s website and accessible approximately two hours after the event.

About Acceleron

Acceleron is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of novel protein therapeutics for cancer and rare diseases.  The company is a leader in understanding the biology of the Transforming Growth Factor-Beta (TGF-β) protein superfamily, a large and diverse group of molecules that are key regulators in the growth and repair of tissues throughout the human body, and in targeting these pathways to develop important new medicines. Acceleron has built a highly productive R&D platform that has generated innovative clinical and preclinical protein therapeutic candidates with novel mechanisms of action.  These protein therapeutic candidates have the potential to significantly improve clinical outcomes for patients with cancer and rare diseases.

For more information, please visit www.acceleronpharma.com.

ACCELERON PHARMA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(unaudited)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$214,135	$113,163
Other assets	8,905	10,569
Total assets	$223,040	$123,732

Accrued expenses	$4,659	$6,927
Notes payable, net of discount	—	16,868
Deferred revenue	6,976	7,651
Warrants to purchase common stock	25,942	30,753
Other liabilities	5,006	3,721
Total liabilities	42,583	65,920
Total stockholders’ equity	180,457	57,812
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$223,040	$123,732

ACCELERON PHARMA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Collaboration revenue	$3,307	$15,012
Costs and expenses:
Research and development	11,765	8,780
General and administrative	3,750	3,096
Total costs and expenses	15,515	11,876
(Loss) income from operations	(12,208)	3,136
Other income (expense), net	3,088	(1,489)
Net (loss) income	$(9,120)	$1,647
Accretion of dividends, interest, redemption value and issuance costs on redeemable convertible preferred stock	—	(6,756)
Gain on extinguishment of redeemable convertible preferred stock	—	2,765
Net loss applicable to common stockholders—basic and diluted	$(9,120)	$(2,344)
Net loss per share applicable to common stockholders
Basic and diluted	$(0.30)	$(0.24)

Weighted-average number of common shares used in computing net income (loss) per share applicable to common stockholders:
Basic and diluted	30,321	9,740

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including sotatercept, ACE-536, dalantercept, or ACE-083 and the Company’s TGF-β superfamily program generally, the timeline for clinical development and regulatory approval of the Company’s compounds, the expected timing for the reporting of data from ongoing trials, and the structure of the Company’s planned or pending clinical trials. The words “anticipate,” “appear,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the Company’s cash position will be insufficient to fund operations into the second half of 2017, that preclinical testing of the Company’s compounds and preliminary data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that data may not be available when we expect it to be, that the Company or its collaboration partner, Celgene, will be unable to successfully complete the clinical development of its compounds, that the development of the Company’s compounds will take longer or cost more than planned, that the Company may be delayed in initiating or completing any clinical trials, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Registration Statement on Form 10-K which was filed with the Securities and Exchange Commission (SEC) on March 17, 2014, and other filings that the Company may make with the SEC in the future. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:

Acceleron Pharma Inc.
Kevin F. McLaughlin
Senior Vice President and Chief Financial Officer
617-649-9204

Media contact:

Maureen L. Suda
Suda Communications LLC
585-387-9248

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